Exhibit 99.2

Idaho General Announces Application for AMEX Listing

SPOKANE, Wash.--(BUSINESS WIRE)--Feb. 17, 2006--Idaho General Mines, Inc. (OTCBB:IGMI) today announced that it has applied to list its common stock on the American Stock Exchange (AMEX). The listing is subject to review by AMEX for compliance with its listing requirements. During the review, shares of the company's common stock will continue to be quoted on the OTC Bulletin Board under the symbol "IGMI."

In a separate release, on February 16, 2006, the company announced that it had completed a US$30 million private placement. Shoreline Pacific, LLC acted as the exclusive placement agent for the offering.

In a separate transaction the company has withdrawn its preliminary prospectus filed on December 29, 2005, with the securities regulatory authorities in the Canadian Provinces of British Colombia, Alberta, Manitoba and Ontario because the company has decided to pursue alternative financing sources as noted above. Independent of any financing transaction, Idaho General Mines intends to continue to seek a listing of its common stock on the Toronto Stock Exchange (TSX).

The company's Mount Hope project is one of the largest undeveloped molybdenum-porphyry deposits in the world, estimated to consist of 920 million metric tonnes as identified in the open pit mining plan previously announced by the company. It is expected that the deposit will produce approximately 1.3 billion pounds of recoverable molybdenum during the 53-year life of mining at the site.

The Idaho General portfolio contains additional molybdenum, copper, and gold projects throughout the western United States. Idaho General is led by a highly-qualified technical and financial management team. Its stock trades on the OTC Bulletin Board under the symbol "IGMI," and its website is www.idahogeneralmines.com.

Statements herein that are not historical facts, such as future financing plans, the intention to list the company's stock on the TSX and expected amount of mineralized material and anticipated mine production, are "forward-looking statements" and involve a number of risks and uncertainties. The company's actual results could differ materially from the forward-looking statements made herein or the anticipated results expected or implied therefrom. These risks and uncertainties include, but are not limited to, volatility of metals prices and production, exploration risks and results, political risks, project development risks, the company's ability to raise required financing and other risks that are described in the company's filings with the Securities and Exchange Commission, including those on Form 8-K, 10SB, 10-QSB and 10-KSB. Please refer to such filings for a more detailed discussion of factors that may impact the company's future results. Idaho General undertakes no obligation to update forward-looking statements contained herein.